NSAR ITEM 77C
                Matters Submitted to a vote of Security Holders
                                 July 28, 1998

Common Shares

1. PROPOSAL I
Election of Directors.
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For                   Authority Withheld
                                    ---                   ------------------
Don G. Powell                       32,703,531.442        391,232.525
Hugo F. Sonnenschein                32,699,546.548        395,217.419


2. PROPOSAL II

To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For      32,642,580.484
Against     151,708.938
Abstain     300,474.545

3. PROPOSAL III
To transact such other business as may properly come before the Meeting.

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Preferred Shares

                            No. of Shares             %Of Outstanding Shares          % of Shares Voted

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1. To vote for the election as a Class III Trustee:

                                          Theodore A. Meyers

Affirmative                   5,677.000                      94.617%                        99.144%
Withhold                         49.000                        .816%                          .856%
Total                         5,726.000                      95.433%                       100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                   5,698.000                      94.967%                        99.511%
Against                          24.000                        .400%                          .419%
Abstain                           4.000                        .066%                          .070%

TOTAL                         5,726.000                      95.433%                       100.000%

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